Filed Pursuant to Rule 433

Registration No. 333-264196

Free Writing Prospectus dated August 3, 2022

DTE ENERGY COMPANY

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	4.220% 2019 Series F Senior Notes due 2024

Legal Format:	SEC Registered

Principal Amount:	$1,300,000,000

Maturity Date:	November 1, 2024

Trade Date:	August 3, 2022

Settlement Date:	August 8, 2022 (T+3)

Coupon:	4.220%, effective on and after the Settlement Date

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2022

First Interest Payment Date:	November 1, 2022, which payment will include interest accrued at an annual rate of 2.25% from and including August 1, 2022 to but excluding the Settlement Date and at an annual rate of 4.220% from and including the Settlement Date to but excluding November 1, 2022

Benchmark Treasury:	3.000% due July 31, 2024

Benchmark Treasury Price / Yield:	99-261⁄4 / 3.094%

Spread to Benchmark Treasury:	112.5 bps

Reoffer Yield:	4.219%

Price to Public:	100.007%, plus accrued interest at an annual rate of 2.25% from and including August 1, 2022 to but excluding the Settlement Date

CUSIP/ISIN:	233331 BD8/US233331BD84

Anticipated Ratings (Moody’s/S&P/Fitch):*	Baa2 (Stable) / BBB (Stable) / BBB (Stable)

Remarketing Agents:

Barclays Capital Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Comerica Securities, Inc.

Huntington Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated August 8, 2019, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling Barclays Capital Inc. at 1-888-603-5847, J.P. Morgan Securities LLC at 1-212-834-4533, Wells Fargo Securities, LLC at 1-800-645-3751, BNY Mellon Capital Markets, LLC at 1-800-269-6869, Fifth Third Securities, Inc. at 1-866-531-5353, U.S. Bancorp Investments, Inc. at 1-877-558-2607, Comerica Securities, Inc. at 1-248-371-6975 and Huntington Securities, Inc. at 800-824-5652.